December 6, 2004



DLI Holding Corp.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022

Ladies and Gentlemen:

                     Substitute Financing Commitment Letter

Reference is made to that certain AGreement and Plan of Merger (the "Merger Agreement"), dated as of July 1, 2004, by and among DLI Holding Corp. ("Parent"), DLI Acquisition Corp. ("Sub") and Del Laboratories, Inc. (the "Company"). Capitalized terms used but not defined in this letter shall have the respective meanings attributed to them in the Merger Agreement.

Please be advised that subject to the conditions set forth in (a) the Merger Agreement, (b) the Senior Debt Letter and (c) the Subordinated Debt Letter, Kelso & Company, L.P. ("Kelso") has undertaken and hereby undertakes to provide, or cause to be provided, up to $30,000,000 of additional equity financing to Parent required for the transactions contemplated by the Merger Agreement, such equity financing to be in addition to the equity financing contemplated by the Kelso Equity Commitment Letter and to constitute Substitute Financing for the financing contemplated by the Church & Dwight Letter; provided that such conditions shall not include any condition relating to the provision of equity financing by Kelso pursuant hereto.

This Letter Agreement will expire upon the earlier of termination of the Merger Agreement in accordance with its terms and the closing of the Merger.

This Letter Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding instituted against it by any other person with respect to this Letter Agreement may be instituted, and that any suit, action or proceeding by it against any other person with respect to this Letter Agreement shall be instituted, only in the U.S. District Court for the Southern District of New York

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or the Supreme Court of the State of New York, County of New York (and the
respective appellate courts) as the party instituting such suit, action or proceeding may in its sole discretion elect. Each of the parties hereto consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto (a) waives any objection which it may now or hereafter have to the laying of venue or any suit, action or proceeding arising out of or relating to this Letter Agreement brought in any court specified herein, (b) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an incovenient forum and (c) agrees not to plead or claim either of the foregoing. Each of the parties hereto hereby waives that right to trial by jury in any action or proceeding based upon, arising out of or in any way connected with this Letter Agreement, or the transactions contemplated hereby.

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                                               Very truly yours,

                                               KELSO & COMPANY, L.P.

                                               By: Kelso & Companies, Inc.,
                                                   its general partner


                                                   By: /s/ Howard A. Matlin
                                                      -------------------------
                                                   Name: Howard A. Matlin
                                                   Title: Vice President & Chief
                                                          Financial Officer


Acknowledged and agreed as of the date
first above written:

DLI HOLDING CORP.


By:  /s/ Philip E. Berney
   -----------------------------------
   Name:  Philip E. Berney
   Title: President